EXHIBIT B

                         CONVERSION AND SUPPORT AGREEMENT


July 16, 2007


PRG- Schultz International, Inc.
600 Galleria Parkway
Atlanta, Georgia  30339
Ladies and Gentlemen:


     This letter is being delivered by the undersigned to PRG-Schultz International, Inc. (the "Company") in connection with the Company's efforts to obtain a new credit facility (the "New Credit Facility"), the proceeds of which will be used by the Company to refinance and/or redeem (a) all amounts owed by the Company under that certain Financing Agreement dated as of March 17, 2006 among the Company, its subsidiaries, the lenders party thereto, Ableco Finance LLC, as collateral agent and CIT/Business Group Credit, Inc., as administrative agent (the "Existing Credit Facility"); (b) the Company's 11% Senior Notes due 2011 (the "Senior Notes"); and (c) to the extent not converted, (i) the Company's 10% Senior Convertible Notes due 2011 (the "Convertible Notes") and (ii) the Company's 9% Senior Series A Convertible Participating Preferred Stock (the "Preferred Stock"). The repayment and redemption of the Existing Credit Facility, the Senior Notes and, to the extent not converted, the Convertible Notes and the Preferred Stock, with the proceeds of the New Credit Facility is hereinafter referred to as the "Refinancing".

     The undersigned and its affiliated entities identified on Schedule I hereto (collectively, the "Blum Entities") are, collectively, the holders of
(i) $14,471,619 in aggregate principal amount of the Senior Notes; (ii) $17,580,874 in principal amount of the Convertible Notes; and (iii) 34,901 shares of the Preferred Stock. In addition, the Blum Entities are lenders under the Existing Credit Facility.

     The Blum Entities hereby acknowledge that, upon receipt of a notice of redemption of the Convertible Notes and Preferred Stock held by the Blum Entities, it will be in the best interests of the Blum Entities and the Company for the Blum Entities to convert such Convertible Notes and such Preferred Stock into shares of the Company's no par value common stock (the "Common Stock") in accordance with the terms of the Convertible Notes and the Preferred Stock, as the case may be.

     In order to induce the new lenders in the Refinancing to enter into the New Credit Facility and to enhance the benefits of the New Credit Facility to the Company, which enhanced benefits will inure to the benefit of the Blum Entities as owners of the Common Stock of the Company, and for other good and valid consideration, including the proposed amendment to the Standstill Agreement between the Company and the Blum Entities, as discussed below, the receipt and sufficiency of which is hereby acknowledged, the undersigned, on behalf of the Blum Entities, hereby agrees, subject to the conditions contained herein, that the Blum Entities will, immediately upon receipt of a notice from the Company stating that (i) a credit agreement documenting the New Credit Facility has been executed by both the Company and the lenders named therein and (ii) that a notice of redemption, in full and not in part, has been issued with respect to the Senior Notes, the Convertible Notes and the Preferred Stock, submit a conversion notice or otherwise initiate the process to convert all Convertible Notes and shares of Preferred Stock held by the Blum Entities into shares of Common Stock pursuant to the terms of the Convertible Notes and the Preferred Stock, as the case may be, such that the conversion will occur and be effective prior to the applicable redemption date in accordance with the terms of the Convertible Notes or the Preferred Stock, as the case may be. Nothing in this agreement shall prohibit the Blum Entities from converting the Convertible Notes or the Preferred Stock held by them at any time prior to the receipt of the notice referenced in this paragraph.

     The conversion of the Convertible Notes and the Preferred Stock held by the Blum Entities under this Agreement is subject to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the parties' receipt of early termination thereof, prior to such conversion; provided, however, that this provision shall only apply to that portion of the Convertible Notes and Preferred Stock held by the Blum Entities that, if converted, would violate the ownership thresholds established under the HSR Act. The parties will use their reasonable best efforts to take all steps necessary to cause the waiting period under the HSR Act to expire (or to receive early termination with respect thereto) as soon as practicable after the date hereof.

     The undersigned, on behalf of the Blum Entities, further agrees that the Blum Entities will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Blum Entities or any affiliate of the Blum Entities or any person in privity with the Blum Entities or any affiliate of the Blum Entities), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Convertible Notes or shares of Preferred Stock held by the Blum Entities, or publicly announce an intention to effect any such transaction until the earlier of (1) one hundred twenty (120) days after the date hereof, or (2) the consummation and closing of the Refinancing; provided, however, that the Blum Entities may transfer any such Convertible Notes or shares of Preferred Stock if the transferee explicitly agrees in writing to the Company to be bound by the terms of this Agreement.

     Any shares of Common Stock issued to the undersigned upon conversion of the Convertible Notes or the Preferred Stock will not be subject to the restrictions imposed by this Agreement.

     The undersigned, on behalf of the Blum Entities, further agrees that, at the request of the Company, the Blum Entities, in their capacity as holders of the Senior Notes, the Convertible Notes and/or as lenders under the Existing Credit Facility, will consent to, vote in favor of or otherwise \support:

(A) An amendment to the indenture governing the Senior Notes to (i) permit the simultaneous redemption of all (but only all) of each of the Senior Notes, the Convertible Notes and the Preferred Stock and (ii) shorten the notice period for redemption of the Senior Notes as set forth therein to not less than 15 days.

(B) An amendment to the indenture governing the Convertible Notes to (i) permit the simultaneous redemption of all (but only all) of each of the Senior Notes, the Convertible Notes and the Preferred Stock and
(ii) shorten the notice period for redemption of the Convertible Notes as set forth therein to not less than 15 days.

(C) An amendment to the Existing Credit Facility that would (i) permit the amendments to the indentures governing the Senior Notes and the Convertible Notes as set forth in (A) and (B) above and (ii) allow simultaneous repayment of all (but only all) of each of the Senior Notes, the Convertible Notes and the Preferred Stock with the repayment and termination of the Existing Credit Facility.

     The Company agrees that if it enters into a conversion and support agreement with any other holder of Convertible Notes and/or Preferred Stock, which conversion and support agreement provides for a material economic benefit to such holder that is not so provided for in this Agreement, the Blum Entities shall be automatically entitled, upon written notice to the Company, to receive the same economic benefit without the execution of any amendment to this Agreement, it being understood that the economic benefit given to Blum shall be given on a proportional basis (based on the aggregate principal amount of Convertible Notes and liquidation preference of Preferred Stock held by such holder) relative to such other holder's holdings.

     In connection and simultaneous with the execution of this Agreement, the Company and the undersigned, on behalf of the Blum Entities, shall enter into an amendment to that certain Amended and Restated Standstill Agreement, dated as of November 14, 2005 (the "Standstill Amendment"); provided, however, that the effectiveness of the Standstill Amendment shall be subject to the conditions specified in paragraph 7 thereof.

     Notwithstanding anything in that certain Registration Rights Agreement, dated August 27, 2002, by and among the Company, certain of the Blum Entities and others (the "2002 Agreement"), for purposes of clarification, the parties hereby confirm and acknowledge that the Company will be obligated to cause any registration demanded or requested by any of the Blum Entities or their Affiliates under that Agreement pursuant to the last sentence of Article I(a) to become effective no later than 180 days following the effective date of a Company- or stockholder-initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145).

     This agreement shall terminate on the earlier of (1) one hundred twenty
(120) days after the date hereof, or (2) the closing of the Refinancing.

                           [Signature page follows]


                                  * * * * * *




                                     Yours very truly,

                                     BLUM CAPITAL PARTNERS, L.P., for
                                     itself and as representative of the
                                     affiliated entities thereto listed on
                                     Schedule I to this Agreement

                                     By:  /s/ Gregory D. Hitchan

                                     Name: Gregory D. Hitchan
                                     Title: General Counsel, Chief Operating
                                     Officer, and Secretary


                                  * * * * * *




Agreed and Accepted as of the
16th day of July, 2007:

PRG-SCHULTZ INTERNATIONAL, INC.

By:  /s/ James B. Curry

     James B. McCurry
     President, Chief Executive Officer
     and Chairman of the Board


                                  * * * * * *




                                  SCHEDULE I


BK Capital Partners IV, L.P.
Stinson Capital Partners, L.P.
Stinson Capital Partners II, L.P.
Stinson Capital Partners (QP), L.P.
Stinson Dominion, L.P.
Blum Strategic Partners, L.P.
Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG